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                                                           Page 6 of 7 Pages

                                                                 EXHIBIT 99.32

                            LIBERTY MEDIA CORPORATION
                      8101 East Prentice Avenue, Suite 500
                               Englewood, CO 80111

                                                         June 21, 1996


StarNet/CEA II Partners
StarNet, Inc.
c/o Communications Equity Associates
101 East Kennedy Blvd., Suite 3300
Tampa, Florida   33602

Dear Sirs:

         Reference is made to the letter agreement, dated May 15, 1996 and accepted May 16, 1996, as amended and supplemented on June 7, 1996, among Liberty Media Corporation ("Liberty"), StarNet CEA II Partners and StarNet, Inc., and Term Sheet attached thereto (collectively, the "Letter Agreement") pursuant to which we have entered into certain agreements with respect to the equity securities of Video Jukebox Network, Inc. ("VJN"), all as more fully described in the Letter Agreement.

         The parties hereto agree that the time period for the completion of Liberty's due diligence investigation of VJN and the execution of definitive documentation is extended to July 8, 1996; provided, that Liberty's obligations shall remain subject to (i) the satisfactory completion by Liberty of its due diligence examination of VJN, (ii) approval of such definitive agreements and the transactions contemplated thereby by Liberty's Board of Directors, and (iii) the absence of material adverse developments in the financial markets.

         By executing this agreement, the parties hereby affirm their respective obligations under the Letter Agreement, as amended hereby.

         If the foregoing is acceptable to you, please execute the copy of this agreement in the space below, at which time this instrument will constitute a binding agreement between us.

                                     Very truly yours,

                                     LIBERTY MEDIA CORPORATION

                                     By:     /s/ David Koff
                                             -----------------------------
                                     Name:   David Koff
                                     Title:  V.P.




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                                                           Page 7 of 7 Pages


ACCEPTED AND AGREED                  STARNET/CEA II PARTNERS
this 25th day of June, 1996
                                     By:     /s/ J. Patrick Michaels
                                             -----------------------------
                                     Name:   J. Patrick Michaels
                                     Title:  Vice Chairman

                                     STARNET, INC.

                                     By:     /s/ Samuel W. Morris, Jr.
                                             -----------------------------
                                     Name:   Samuel W. Morris, Jr.
                                     Title:  Vice President